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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

            (IN MILLIONS, EXCEPT RATIO OF EARNINGS TO FIXED CHARGES)

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
                                                                             Year Ended December 31,
                                                          ---------------------------------------------------------
                                                           2003         2002       2001          2000        1999
                                                          -------      -------    -------       -------     -------
Income before provision for income taxes,
  minority interests in consolidated subsidiaries,
  equity in net income of affiliates and
  cumulative effect of a change in accounting principle   $ 534.4      $ 480.5    $  97.4       $ 484.2     $ 443.0
Fixed charges                                               226.4        249.3      293.6         349.3       253.8
Distributed income of affiliates                              8.7          5.9        4.2           2.0         1.8
                                                          -------      -------    -------       -------     -------
    Earnings                                              $ 769.5      $ 735.7    $ 395.2       $ 835.5     $ 698.6
                                                          =======      =======    =======       =======     =======

Interest expense                                          $ 186.6      $ 210.5    $ 254.7       $ 316.2     $ 235.1
Portion of lease expense representative of interest          39.8         38.8       38.9          33.1        18.7
                                                          -------      -------    -------       -------     -------
     Fixed charges                                        $ 226.4      $ 249.3    $ 293.6       $ 349.3     $ 253.8
                                                          =======      =======    =======       =======     =======

     Ratio of Earnings to Fixed Charges                       3.4          3.0        1.3           2.4         2.8

     Fixed Charges in Excess of Earnings                        -            -          -             -           -
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